Exhibit 2.3

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This Second Amendment to Purchase and Sale Agreement (this “Amendment”) is made as of September 6, 2019, by and between EV Properties, L.P., a Delaware limited partnership (“Seller”) and Bedrock Production, LLC, a Texas limited liability company (“Buyer”).  Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”  Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Purchase Agreement (as hereinafter defined).

WHEREAS, Seller and Buyer are parties to that certain Purchase and Sale Agreement dated July 29, 2019 (as amended by this Amendment, the “Purchase Agreement”);

WHEREAS, Seller and Buyer previously amended the Purchase Agreement pursuant to that certain First Amendment to Purchase and Sale Agreement dated August 28, 2019; and

WHEREAS, the Parties desire to further amend the Purchase Agreement and to memorialize certain mutual agreements relating to certain transactions contemplated by the Purchase Agreement, as more specifically set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Section 7(b) of the Purchase Agreement. Section 7(b) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Specified Obligations” shall be all obligations and liabilities solely to the extent arising out of or related to (i) personal injury or death to the extent occurring prior to the Closing; (ii) any offsite disposal of hazardous materials generated by Seller and taken from the Assets to offsite locations occurring prior to the Closing; (iii) any and all income or franchise Taxes imposed by any applicable law on, or allocable to, Seller or any of its affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member; (iv) any and all Asset Taxes allocable to Seller pursuant to Section 19; (v) the employment relationship between Seller (or its affiliates) and any of their respective present or former employees or the termination of any such employment relationship prior to the Closing; (vi) any non-payment or mis-payment of royalties by Seller (or on behalf of Seller) with respect to the Assets attributable to periods prior to the Closing date; (vii) the Excluded Assets; (viii) solely to the extent attributable to the Assets, any suits, actions, arbitration proceedings or other litigation set forth on Schedule 14(k); and (ix) those certain Tax liens filed in Denton and Johnson Counties, Texas on March 26, 2018 each in an amount equal to $2,259,972.60.

2. Acknowledgement of Tag Right.  The Parties acknowledge that, pursuant to Section 21(r) of the Purchase Agreement, Buyer intends to enter into a Purchase and Sale Agreement with EnerVest Fund B (the "Tag-Along PSA") relating to its interest in the Tag-Along

Right Properties. The Parties acknowledge and agree that (i)  EnerVest Fund B has properly exercised its tag-along right to sell its interest in the Tag-Along Right Properties, (ii) the execution of the Tag-Along PSA fulfills Buyer's obligations under Section 21(r) of the Purchase Agreement and (iii) EnerVest Fund 1A has elected to not exercise its tag-along rights to sell its interest in the properties conveyed pursuant to this Agreement.

3. Bureau of Land Management Assignment Forms. Clause (c) of Section 18 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Seller will execute and deliver an assignment, conveyance and bill of sale covering the Assets in the form attached hereto as Exhibit E (the “Assignment”), together with any other assignments, on appropriate forms, of federal, state and Indian Leases comprising part of the Assets, if any, (e.g., Bureau of Indian Affairs or Bureau of Land Management assignment forms) in its possession (which assignments, other than the Assignment, shall, in any event, be delivered to Buyer on or before the date that is five (5) Business Days following the Closing),”

4. Compliance with Purchase Agreement.  The Parties acknowledge that this Amendment complies with the requirements to alter or amend the Purchase Agreement, as stated in Section 21(c) of the Purchase Agreement.  The Purchase Agreement, as amended herein, is ratified and confirmed, and all other terms and conditions of the Purchase Agreement not modified by this the Amendment shall remain in full force and effect.  All references to the Purchase Agreement shall be considered to be references to the Purchase Agreement as modified by this Amendment.

5. Incorporation. The Parties acknowledge that this Amendment shall be governed by the terms of Section 21 of the Purchase Agreement and such provisions shall be incorporated herein, mutatis mutandis.

6. Counterparts.  This Amendment may be executed in one (1) or more counterparts, each of which will be deemed an original and all of which together shall constitute the same agreement, and any signature hereto delivered by a Party by facsimile or other electronic transmission (e.g., email) shall be deemed an original signature hereto for all purposes.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

seller:

EV PROPERTIES, L.P.

By: EV Properties GP, LLC

Its General Partner

By: /s/ MICHAEL E. MERCER________________

Michael E. Mercer

President and Chief Executive Officer

buyer:

BEDROCK PRODUCTION, LLC

By: /s/ WILL TODD_______________________

Will Todd

Executive Vice President – Business

Development and Finance